INTERDIGITAL, INC.
STANDARD TERMS AND CONDITIONS FOR RESTRICTED STOCK UNITS
(Nonemployee Directors)
These Standard Terms and Conditions apply to any Award of restricted stock units granted to Nonemployee Directors of the Company on or after June 4, 2009 under the InterDigital, Inc. 2009 Stock Incentive Plan and its amendments (the “Plan”), which are evidenced by a Term Sheet or an action of the Administrator that specifically refers to these Standard Terms and Conditions.
1.Definitions. Capitalized terms not defined herein shall have the meanings set forth in either the Term Sheet or the Plan. As used herein:
(a)    “Account” means a bookkeeping account reflecting Grantee’s interest in restricted stock units.
(b)    “Change in Control” has the definition given to such term in the Plan.
(c)    “Disability” means a physical or mental condition or illness that renders Grantee incapable of performing his or her duties for a total of 180 days or more during any consecutive 12-month period.
(d)    “Dividend Equivalent” means credits arising in respect of dividends paid on Shares, as described in Section 6 herein.
(e)    “Restricted Period” means the period beginning on the Date of Grant and ending on the final Vesting Date.
(f)    “Settlement Date” has the definition given to such term in the Term Sheet.
(g)    “Unforeseeable Emergency” means an unforeseeable emergency within the meaning of Section 409A(a)(2)(B)(ii) of the Internal Revenue Code, or any successor provision.
(h)    “Vesting Date” has the definition given to such term in the Term Sheet.
2.    Grant of Restricted Stock Units.
(a)    The Company has granted to Grantee named in the Term Sheet provided to said Grantee herewith (the “Term Sheet”) an award of a number of restricted stock units (the “Award”) specified in the Term Sheet. Each restricted stock unit represents the right to receive one share of the Company’s Common Stock, upon the terms and subject to the conditions set forth in the Term Sheet, these Standard Terms and Conditions, and the Plan, each as amended from time to time. For purposes of these Standard Terms and Conditions and the Term Sheet, any reference to the Company shall, unless the context requires otherwise, include a reference to any Subsidiary.
(b)    The Company shall maintain an Account for Grantee reflecting the number of restricted stock units credited to Grantee hereunder.
3.    Restrictions on Restricted Stock Units. Subject to the terms and conditions set forth herein and in the Plan, Grantee shall not be permitted to sell, transfer, pledge or assign the Award or the Shares subject to the Award except by will or by the laws of descent and distribution. No such transfer occurring as a result of Grantee’s death shall be effective to bind the Company unless the Administrator shall have been furnished with a copy of the applicable will or such other evidence as the Administrator may deem necessary to establish the validity of the transfer.
4.    Vesting and Forfeiture.
(a)    The Award shall not be vested as of the Grant Date set forth in the Term Sheet and shall be forfeitable unless and until otherwise vested pursuant to the terms of the Term Sheet and these Standard Terms and Conditions. After the Grant Date, subject to termination or acceleration as provided in these Standard Terms and Conditions and the Plan, the Award shall become vested as described in the Term Sheet, provided that (except as set forth in Section 5 below) Grantee remains continuously in service to the Company through the applicable Vesting Date. Each restricted stock unit credited under Section 6 in respect of Dividend Equivalents shall vest at the time of vesting of the portion of the Award that gives rise, directly or indirectly, to such Dividend Equivalent.
(b)    Except as set forth in Section 4(c) and 4(d) hereof, upon the date Grantee’s service to the Company terminates for any reason, the then unvested portion of the Award shall be forfeited by Grantee and cancelled and surrendered to the Company without payment of any additional consideration to Grantee.
(c)    If Grantee’s service with the Company ceases prior to the applicable Vesting Date due to death or Disability, then Grantee will become vested in a pro-rata portion of the Award. That pro-rata portion will be determined by multiplying the number of restricted stock units by a fraction equal to the portion of the Restricted Period that has transpired prior to such cessation of service or employment.
(d)    Notwithstanding anything in this Section to the contrary, upon a Change in Control, Grantee will become immediately vested in 100% of the Award. If such Change in Control qualifies as either: (i) a “change in the ownership” of the Company, (ii) a “change in the effective control” of the Company, or (iii) a “change in the ownership of a substantial portion of the assets” of the Company (each as defined under Section 409A of the Code), settlement for restricted stock units that become vested pursuant to this Section 4(d) will occur on the Vesting Date.

5.    Settlement and Election to Defer Settlement.
(a)    Unless otherwise set forth herein, each restricted stock unit credited hereunder (including restricted stock units credited in respect of Dividend Equivalents) will be settled by the delivery of one share of Common Stock (subject to adjustment under Section 12 of the Plan). Except as set forth in Section 4(d) and except to the extent Grantee has elected that delivery will be deferred in accordance with the rules and procedures prescribed by the Administrator (which rules and procedures, among other things, shall be consistent with the requirements of Section 409A of the Code), settlement will occur as soon as administratively possible, but in no event later than March 15 of the year following the applicable Vesting Date.
(b)    The delivery of any deferred restricted stock units will be accelerated as a result of Grantee’s death, Disability or an Unforeseeable Emergency; settlement will occur Grantee’s death, Disability or such Unforeseeable Emergency. If delivery is accelerated pursuant to this Section 5(b), then settlement will occur only to the extent permitted by Section 409A(a)(2)(B)(ii)(II) of the Code; any portion of the Award for which settlement is delayed will be settled on the date on which such portion of the Award would have been settled in the absence of delay.
(c)    The delivery of any deferred restricted stock units will be accelerated as a result of a Change in Control. If such Change in Control qualifies as either: (i) a “change in the ownership” of the Company, (ii) a “change in the effective control” of the Company, or (iii) a “change in the ownership of a substantial portion of the assets” of the Company (each as defined under Section 409A of the Code), accelerated settlement for restricted stock pursuant to this Section 4(d) will occur on the date of the Change in Control.
6.    Dividend Equivalents and Adjustments. Dividend Equivalents shall be credited on the restricted stock units subject to this Award (other than restricted stock units that, at the relevant record date, previously have been settled or forfeited) in accordance with this Section 6:
(a)    Cash Dividends. If the Company declares and pays a dividend or distribution on its Shares in the form of cash, then a number of additional restricted stock units shall be credited to Grantee’s Account as of the payment date for such dividend or distribution equal to the number of restricted stock units credited to the Account as of the record date for such dividend or distribution, multiplied by the amount of cash actually paid as a dividend or distribution on each outstanding Share at such payment date, divided by the Fair Market Value of a Share as of such payment date.
(b)    Non‑Cash Dividends. If the Company declares and pays a dividend or distribution on Shares in the form of property other than Shares, then a number of additional restricted stock units shall be credited to Grantee’s Account as of the payment date for such dividend or distribution equal to the number of restricted stock units credited to the Account as of the record date for such dividend or distribution, multiplied by the Fair Market Value of such property actually paid as a dividend or distribution on each outstanding Share at such payment date, divided by the Fair Market Value of a Share as of such payment date.

(c)    Stock Dividends. If the Company declares and pays a dividend or distribution on Shares in the form of additional Shares, then a number of additional restricted stock units shall be credited to Grantee’s Account as of the payment date for such dividend or distribution equal to the number of restricted stock units credited to the Account as of the record date for such dividend or distribution or split, multiplied by the number of additional Shares actually paid as a dividend or distribution or issued in such split in respect of each outstanding Share.
7.    Other Terms Relating to Restricted Stock Units. The number of restricted stock units credited to a Grantee’s Account shall include fractional restricted stock units calculated to at least three decimal places, unless otherwise determined by the Administrator. Upon settlement of restricted stock units, Grantee shall be paid, in cash, an amount equal to the value of any fractional Share that would have otherwise been deliverable in settlement of such restricted stock units.
8.    Rights as Stockholder. Except with respect to Dividend Equivalents as set forth herein, Grantee will not be entitled to any privileges of ownership of the shares of Common Stock (including, without limitation, any voting rights) underlying the Award (whether or not vested) unless and until shares of Common Stock are actually delivered to Grantee hereunder.
9.    Absence of Tax Gross-Up Payment. There shall be no tax gross-up on the restricted stock units.
10.    Notices. Any notice to the Company shall be made in care of the Administrator to the office of the General Counsel, at the Company’s main office in Wilmington, Delaware. All notices shall be deemed to have been given when hand-delivered or mailed, first class postage prepaid, and shall be irrevocable once given.
11.    Securities Laws. The Administrator may from time to time impose any conditions on the restricted stock units (or the underlying Shares) as it deems necessary or advisable to comply with applicable securities laws.
12.    Award Not to Affect Service. The award granted hereunder shall not confer upon Grantee any right to continue service as an employee and/or director of the Company.
13.    Miscellaneous.
(a)    The address for Grantee to which notice, demands and other communications to be given or delivered under or by reason of the provisions hereof shall be Grantee’s address as reflected in the Company’s personnel records.
(b)    Any provision for distribution in settlement of Grantee’s Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Grantee or any person to whom ownership right may have passed any right to, or claim against any specific assets of the Company, nor result in the creation of any trust or escrow account for Grantee or any person to whom ownership rights may have passed. Grantee (or any other person entitled to a distribution hereunder) shall be a general creditor of the Company.
(c)    These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.
(d)    In addition to these Standard Terms and Conditions, the Award shall be subject to the terms of the Plan and the Term Sheet, which are incorporated into these Standard Terms and Conditions by this reference. In the event of a conflict between the terms and conditions of these Standard Terms and Condition and the Plan, the Plan controls.
(e)    Any question concerning the interpretation of these Standard Terms and Conditions, the Term Sheet or the Plan, any adjustments required to be made hereunder, and any controversy that may arise under these Standard Terms and Conditions, the Term Sheet or the Plan shall be determined by the Administrator in its sole and absolute discretion. All decisions by the Administrator shall be final and binding.
(f)    To the extent not preempted by federal law, the validity, performance, construction and effect of this award shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.

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